Exhibit No. 99.1

   ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

        Company Operated Profitably in the Quarter; Sales Increased 95.9%
                            Over Third Quarter 2004

For Immediate Release

College Point, New York - November 7, 2005 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, today announced financial results for the third quarter and nine months ended September 30, 2005.

Net sales in the third quarter increased 95.9% to $13.6 million compared to $6.9 million in the third quarter of 2004. Net income was $222,223, or $0.00 per diluted share, compared to a net loss of $149,100, or $0.00 per share, in the 2004 quarter.

Net sales for the nine months ended September 30, 2005, increased 81.6% to $36.7 million, compared to $20.2 million for the same period in 2004. Net loss for the nine months was $243,260, or $0.01 per share, compared to a net loss of $66,575, or $0.00 per share, in the 2004 period.

Jay Gelman, Chairman and CEO, said, "We are pleased with the revenue growth and meaningful profitability that we achieved in the third quarter."

For additional information see the Company's SEC Report on Form 10QSB for the period ended September 30, 2005.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      Statements of Operations (Unaudited)
         For the three and nine months ended September 30, 2005 and 2004

                                                         Three months ended              Nine months ended
                                                            September 30,                   September 30,
                                                     ---------------------------    ----------------------------
                                                         2005           2004            2005            2004
                                                     ------------   ------------    ------------    ------------
Net sales                                            $ 13,565,841   $  6,924,181    $ 36,679,480    $ 20,200,199

Cost of goods sold                                     12,034,847      5,966,406      32,835,637      17,363,624
                                                     ------------   ------------    ------------    ------------
Gross profit                                            1,530,994        957,775       3,843,843       2,836,575

Selling, general and administrative expenses            1,187,227        980,454       3,739,033       2,704,112
                                                     ------------   ------------    ------------    ------------
Income (loss) from operations                             343,767        (22,679)        104,810         132,463

Interest expense                                          119,198         20,444         339,621          81,052
                                                     ------------   ------------    ------------    ------------
Income (loss) before provision for income taxes           224,569        (43,123)       (234,811)         51,411

Provision for income taxes                                  2,346             --           8,449          11,167
                                                     ------------   ------------    ------------    ------------
Net income (loss)                                         222,223        (43,123)       (243,260)         40,244

Preferred stock dividends                                      --        105,977              --         106,819
                                                     ------------   ------------    ------------    ------------
Net income (loss) available to common stockholders   $    222,223   $   (149,100)   $   (243,260)   $    (66,575)
                                                     ============   ============    ============    ============
Net income (loss) available to common stockholders
per share - Basic                                    $        .00   $        .00    $       (.01)   $        .00
                                                     ============   ============    ============    ============
Net income (loss) available to common stockholders
per share - Diluted                                  $        .00   $        .00    $       (.01)   $        .00
                                                     ============   ============    ============    ============
Weighted-average common shares outstanding-Basic       46,417,098     45,572,098      46,417,098      31,771,112
                                                     ============   ============    ============    ============
Weighted-average common shares outstanding-Diluted     49,122,008     45,572,098      46,417,098      31,771,112
                                                     ============   ============    ============    ============

        Contact:

        David Devor

        Alliance Distributors Holding Inc.

        718-747-1500 x 117

        david@alliancedis.com